As filed with the U.S. Securities and Exchange Commission on August 1, 2022.

Registration No. 333-266244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allwyn Entertainment AG

(Exact name of registrant as specified in its charter)

Switzerland	7990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Weinmarkt 9

6004 Lucerne

Switzerland

Tel.: +41 41 266 09 43

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Peter Seligson Alla Digilova Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Howard L. Ellin June S. Dipchand Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001-8602 Tel: (212) 735 3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Allwyn Entertainment AG is filing this Amendment No. 1 to its registration statement on Form F-4 (File No. 333-266244) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or grossly negligently violated his or her corporate duties towards the corporation. Furthermore, the general meeting of shareholders may discharge the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

The Proposed Articles of Association do not provide for indemnification of the existing and former members of the board of directors or the executive committee against liabilities arising in connection with the performance of their duties in such capacity. However, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers, the form of which has been filed as an exhibit to this proxy statement/prospectus.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†*	Business Combination Agreement, dated as of January 20, 2022, by and among Cohn Robbins Acquisition Corp, SAZKA Entertainment AG, Allwyn Entertainment AG, Allwyn US HoldCo LLC and Allwyn Sub LLC (included as Annex A to the proxy statement/prospectus).

2.3**	Form of Plan of Merger

3.1*	Amended and Restated Memorandum and Articles of Association of Cohn Robbins Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Cohn Robbins Acquisition Corp. on September 11, 2020).

3.2*	Proposed Form of Articles of Association of Swiss NewCo (included as Annex D to the proxy statement/prospectus).

3.3*	Proposed Form of Organizational Regulations of Swiss NewCo (included as Annex E in the proxy statement/prospectus).

4.1*	Warrant Agreement, dated as of September 11, 2020, between Continental Stock Transfer & Trust Company and Cohn Robbins Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cohn Robbins Acquisition Corp. on September 11, 2020).

5.1*	Opinion of Lenz & Staehelin, as to the validity of Swiss NewCo Shares.

5.2*	Opinion of Kirkland & Ellis LLP, as to the validity of Swiss NewCo Public Warrants.

8.1**	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1*	Sponsor Agreement, dated as of January 20, 2022, by and among Cohn Robbins Sponsor LLC, Cohn Robbins Acquisition Corp., Swiss NewCo, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson, Kathryn A. Hall and SAZKA Entertainment AG (included as Annex C to the proxy statement/prospectus).

Exhibit Number	Description

10.2*	Sponsor Support Agreement, dated as of January 20, 2022, by and among Cohn Robbins Sponsor LLC, Cohn Robbins Acquisition Corp., Swiss NewCo, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson, Kathryn A. Hall and SAZKA Entertainment AG (included as Annex B to the proxy statement/prospectus).

10.3*	Form of Third-Party PIPE Subscription Agreement (included as Annex G to the proxy statement/prospectus).

10.4*	Form of Insider Subscription Agreement (included as Annex H to the proxy statement/prospectus).

10.5*	Shareholder Support Agreement, dated as of January 20, 2022, by and among Cohn Robbins Acquisition Corp., SAZKA Entertainment AG, Swiss NewCo and KKCG AG (included as Annex F to the proxy statement/prospectus).

10.6*	Form of Registration Rights Agreement, by and among Swiss NewCo and certain individuals and entities to be party thereto.

10.7*	Form of Relationship Agreement, by and among Swiss NewCo and certain individuals and entities to be party thereto.

10.8*	Indenture, dated as of November 15, 2019, between Sazka Group a.s., as the Issuer (the “Issuer”), Lucid Trustee Services Limited, as Trustee (the “Trustee”), the Bank of New York Mellon, London Branch, as Principal Paying Agent and Calculation Agent, the Bank of New York Mellon SA/NV, Dublin Branch, as the Registrar and Transfer Agent, and the guarantors party thereto, related to the Issuer’s €300,000,000 4 1/8% Senior Notes due 2024.

10.9*	The First Supplemental Indenture, dated as of December 16, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of November 15, 2019, between the Issuer, the Trustee and the guarantors party thereto, related to the Issuer’s €300,000,000 4 1/8% Senior Notes due 2024.

10.10*	The Second Supplemental Indenture, dated as of December 23, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of November 15, 2019, between the Issuer, the Trustee and the guarantors party thereto, related to the Issuer’s €300,000,000 4 1/8% Senior Notes due 2024.

10.11*	Indenture, dated as of February 5, 2020, between Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”), the Bank of New York Mellon, London Branch, as Principal Paying Agent and Calculation Agent, the Bank of New York Mellon SA/NV, Dublin Branch, as the Registrar and Transfer Agent, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

10.12*	The First Supplemental Indenture, dated as of December 16, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of February 5, 2020, between the Issuer, the Trustee, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

10.13*	The Second Supplemental Indenture, dated as of December 23, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of February 5, 2020, between the Issuer, the Trustee, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

Exhibit Number	Description

10.14*	The Third Supplemental Indenture, dated as of February 9, 2022, among the guarantors party thereto, SAZKA Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of February 5, 2020, between the Issuer, the Trustee, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

10.15*	Indenture, dated as of February 9, 2022, between Allwyn Entertainment Financings (UK) plc, as the Issuer, Lucid Trustee Services Limited, as the Trustee and Security Agent, the Bank of New York Mellon, London Branch, as Principal Paying Agent and Calculation Agent, the Bank of New York Mellon SA/NV, Dublin Branch, as the Registrar and Transfer Agent and the guarantors party thereto related to the Issuer’s €400,000,000 Senior Secured Floating Rate Notes due 2028.

10.16*	SAZKA Group a.s. prospectus of fixed rate notes in the anticipated total nominal amount of CZK 5,000,000,000 with the possibility of increase of up to CZK 6,000,000,000 due 2024.

21.1*	List of subsidiaries of Swiss NewCo.

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Cohn Robbins Holdings Corp.

23.2*	Consent of PricewaterhouseCoopers Slovensko, s.r.o., independent registered accounting firm for SAZKA Entertainment AG.

23.3*	Consent of PwC Wirtschaftsprüfung GmbH, independent accountants for Casinos Austria AG.

23.4*	Consent of Lenz & Staehelin (included as part of Exhibit 5.1).

23.5*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.2).

23.6**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.1)

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Consent of Clifton S. Robbins to be named as a director.

99.2*	Consent of Lord Sebastian Coe to be named as a director.

99.3*	Consent of Roland Ruprecht to be named as a director.

99.4*	Form of Proxy.

107*	Filing Fee Table.

*	Previously filed.
**	Filed herewith.
†

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(d) Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 22. Undertakings

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to: (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lucerne, Switzerland on August 1, 2022.

Allwyn Entertainment AG

By:	/s/ Robert Chvátal
Name:	Robert Chvátal
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following on August 1, 2022.

Signature	Title	Date

/s/ Robert Chvátal	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2022
Robert Chvátal

*	Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2022
Kenneth Morton

*	Director	August 1, 2022
Karel Komárek

*	Director	August 1, 2022
Pavel Šaroch

*	Director	August 1, 2022
Katarína Kohlmayer

*By:	/s/ Robert Chvátal
Robert Chvátal Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Allwyn Entertainment AG has signed this registration statement in the City of Newark, State of Delaware, on August 1, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi Managing Director